As filed with the Securities and Exchange Commission on April 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SharpSpring, Inc.
(Exact name of registrant as specified in its charter)

Delaware	05-0502529
(State or other jurisdiction ofincorporation or organization)	(I.R.S. EmployerIdentification No.)

5001 Celebration Pointe Avenue, Suite 410 Gainesville, Florida	32608
(Address of principal executive offices)	(Zip Code)
 2010 Restated Employee Stock Plan
2019 Equity Incentive Plan
(Full title of the plan)

Aaron Jackson Chief Financial Officer 5001 Celebration Pointe Avenue, Suite 410 Gainesville, FL 32608 Telephone: 877-705-9362	Copy to: David M. Bovi, Esq. David M. Bovi, PA 2855 PGA Blvd., Suite 150 Palm Beach Gardens, FL 33410 Telephone: (561) 655-0665

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2019 Equity Incentive Plan Common Stock, par value $0.001 per share	327,961(2)	16.31(5)	$5,349,043.91	$583.58
2019 Equity Incentive Plan Common Stock, par value $0.001 per share	479,802(3)	-	-	-
2010 Equity Incentive Plan Common Stock, par value $0.001 per share	861,559(4)	-	-	-

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers an aggregate of 1,669,322 shares of common stock, par value $0.001 per share (the “Common Stock”) of SharpSpring, Inc. (the “Company”), which includes an additional 327,961 shares of Common Stock, which may be offered pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”); and up to 1,341,361 shares of common stock previously registered for offering pursuant the Company’s 2010 Restated Employee Stock Plan (the “2010 Plan”). See “Explanatory Note.” In addition, pursuant to Rule 416(a) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the 327,961 shares of Common Stock available for issuance under the 2019 Plan.

(3)
Represents 479,802 shares of Common Stock that may be added from the 2010 Plan to the award pool of the 2019 Equity Plan, which were previously registered under the registration statements on Form S-8 (Registration Nos. 333-197652, 333-212466, 333-219083, and 333-226961) by the Company (the “2010 Registration Statements”) with the Securities and Exchange Commission (the “Commission”). The registration fees allocable to the shares carried over from the 2010 Plan and paid in connection with such registration statements are carried over in this registration statement. See “Explanatory Note.”

(4)
Represents up to 861,559 shares of Common Stock issuable upon the exercise of outstanding options granted under the 2010 Plan, which were previously registered under the 2010 Registration Statements with the Commission. The registration fees allocable to the shares carried over from the 2010 Plan and paid in connection with such registration statements are carried over in this registration statement. See “Explanatory Note.”

(5)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Act on the basis of the average of the high and low prices of SharpSpring, Inc.’s Common Stock reported on the Nasdaq Capital Market on April 27, 2021, which date is within 5 business days prior to filing this Registration Statement.

EXPLANATORY NOTE

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of its Common Stock issuable pursuant to the 2019 Plan and the 2010 Plan. This Registration Statement is being filed by the Company pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an aggregate of 1,669,322 shares of Common Stock, which includes:

1.           an additional 327,961 shares of Common Stock, which may be offered pursuant to the 2019 Plan. Previously, the Company registered 697,039 shares of Common Stock issuable under the 2019 Plan pursuant to the Company’s Registration Statement on Form S-8 (Registration No. 333-233579) filed with the Securities and Exchange Commission on August 30, 2019 (the “Original 2019 Plan Registration Statement”); and

2.           up to 1,341,361shares of common stock previously registered for offering pursuant the 2010 Plan. In accordance with the 2019 Plan, shares that are subject to outstanding awards under the 2010 Plan that subsequently are expired, terminated, canceled or forfeited without a distribution of shares under the terms of the 2010 Plan again become available for issuance under the 2019 Equity Plan. The 2010 Plan expired on June 14, 2020 and no further grants may be made under the 2010 Plan. Outstanding awards granted under the 2010 Plan prior to June 14, 2020 remain outstanding until expired, terminated, canceled or forfeited in accordance with the 2010 Plan. Previously, the Company registered 2,462,396 shares of Common Stock issuable under the 2010 Plan pursuant to the Company’s Registration Statements on Form S-8 (Registration Nos. 333-197652, 333-212466, 333-219083, and 333-226961) filed with the Securities and Exchange Commission on July 25, 2014, July 11, 2016, June 30, 2017, August 21, 2018, respectively (collectively, the “2010 Plan Registration Statements”). As of the date of this Registration Statement, 479,802 shares of Common Stock may be added from the 2010 Plan to the award pool of the 2019 Equity Plan and 861,559 shares of Common Stock are subject to outstanding awards under the 2010 Plan. The registration fees allocable to all of the 1,341,361 shares of Common Stock carried over from the 2010 Plan Registration Statements and paid in connection with such registration statements are carried over in this Registration Statement.

In accordance with General Instruction E to Form S-8, the information contained in the Original 2019 Plan Registration Statement and the 2010 Plan Registration Statements is incorporated herein by reference, except as otherwise set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 30, 2021;

(b) The Company’s Current Reports on Form 8-K, as may be amended, filed with the Commission on February 18, 2021 and April 21, 2021;

(c)The Company’s Current Reports on Form 8-K, as may be amended filed with the Commission on February 3, 2020, April 16, 2020, April 28, 2020, July 14, 2020, July 21, 2020, July 23, 2020, August 19, 2020; November 12, 2020, November 17, 2020, December 10, 2020, December 15, 2020, and December 17, 2020;

(d) The Company’s Definitive Proxy Statement relating to the Company’s 2020 annual meeting of stockholders, filed with the SEC on June 17, 2020;

(e) The description of the Company’s Common Stock contained in its registration statement on Form 8-A, filed with the Commission on January 27, 2014, including any amendment or report filed for the purpose of updating such description; and

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VI of our certificate of incorporation, as amended (the “Charter”), provides that no director of our Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VI of the Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article IX of our bylaws (the “Bylaws”), provides that that our Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of our Company) by reason of the fact that he is or was a director, officer, employee or agent of our Company, or is or was serving at the request of our Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interests of our Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The indemnification provided by the Bylaws are in addition to the indemnification rights provided pursuant to the Delaware General Corporation Law, and are not exclusive of any other rights to which any person seeking indemnification may he entitled.

Our Company has obtained directors’ and officers’ liability insurance which insures against certain liabilities that directors and officers of our Company and subsidiaries, may, in such capacities, incur.

Our Company has entered into employee agreements with our executive officers which contain indemnification provisions. These agreements provide that our Company will indemnify each of our executive officers to the fullest extent permitted by law and by our Charter or Bylaws.

 Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

INDEX TO EXHIBITS

Number	Title of Document	Location
4.1	Certificate of Incorporation	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
4.2	Amendment to Certificate of Incorporation	Incorporated by reference to our Current Report on Form 8-K filed on December 17, 2013
4.3	Amendment to Certificate of Incorporation	Incorporated by reference to our Current Report on Form 8-K filed on December 1, 2015
4.4	Bylaws	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
5.1	Opinion of David M. Bovi, P.A.	Filed herewith
23.1	Consent of Cherry Bekaert LLP	Filed herewith
23.2	Consent of David M. Bovi, P.A.	Included in Exhibit 5.1
24.1	Power of Attorney	Included on signature page

Item 9.    Undertakings

The Company hereby undertakes:

(a)(1)
To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on April 29, 2021.

SHARPSPRING, INC.

By:	/s/ Aaron Jackson
Aaron Jackson
Chief Financial Officer,
Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Richard Carlson, and Aaron Jackson, and each of them severally, their true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as they might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard Carlson	Chief Executive Officer, President and Director	April 29, 2021
Richard Carlson /s/ Aaron Jackson	(Principal Executive Officer) Chief Financial Officer	April 29, 2021
Aaron Jackson /s/ Steven A. Huey	(Principal Financial and Accounting Officer) Chair of the Board of Directors	April 29, 2021
Steven A. Huey /s/ David A. Buckel	Director	April 29, 2021
David A. Buckel /s/ Scott Stewart Miller, Jr.	Director	April 29, 2021
Scott Stewart Miller, Jr. /s/ Savneet Singh	Director	April 29, 2021
Savneet Singh /s/ Jason Costi	Director	April 29, 2021
Jason Costi